Exhibit 2

Announcement  |  Lisbon  | 11 November 2014

Preliminary announcement of a public tender offer

Portugal Telecom, SGPS S.A. (“PT SGPS”) hereby informs that it was notified of the preliminary announcement of launch, by the company Terra Peregrin — Participações SGPS, S.A., of a general and voluntary public tender offer to acquire the shares representing PT SGPS’s share capital.

Such preliminary announcement contains several conditions to the launch of the offer, whose verification does not depend on PT SGPS’s decisions nor on resolutions of PT SGPS’s governing bodies. Moreover, the Board of Directors of Oi has already released to the market its decision not to enable the conditions to be met that require its consent.

However, and in accordance with the applicable law, the Board of Directors of PT SGPS will give its opinion on the opportunity and conditions of such offer if and when the draft prospectus and the draft launch announcement are submitted to it.

Important notice:

The present communication has been made public by PT SGPS. Investors are urged to read the PT SGPS’s Solicitation/Recommendation Statement on Schedule 14D-9 when it is filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), as it will contain important information.  The Solicitation/Recommendation Statement and other public filings made from time to time by PT SGPS with the SEC are available, without charge, from the SEC’s website at www.sec.gov and at PT SGPS’s principal executive offices in Lisbon, Portugal.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt